EXHIBIT 1

            VOICE POWERED TECHNOLOGY INTERNATIONAL, INC. AND FRANKLIN
                           ELECTRONIC PUBLISHERS, INC.
                         MERGER DISCUSSIONS TERMINATED

Burlington, New Jersey - February 5, 2001 - The Board of Directors of Franklin Electronic Publishers, Inc. (NYSE-FEP) determined that it would not proceed at the present time with the previously announced merger of its 82% owned subsidiary, Voice Powered Technology International, Inc. (OTC Bulletin Board:VPTI). Barry Lipsky, Chief Executive Officer of Franklin Electronic Publishers, Inc., stated that "The benefits of moving Voice Powered Technology International, Inc. from an 82% subsidiary to a wholly-owned subsidiary do not justify at the current time the approximately $600,000 charge to earnings that would have resulted from that transaction."